EXHIBIT 10.18

DESCRIPTION OF FISCAL 2008 EXECUTIVE INCENTIVE PLAN

The Compensation Committee of the Board of Directors of SciClone Pharmaceuticals, Inc. (the “Company”) adopted an executive incentive plan for fiscal year 2008. The executive incentive plan is a cash incentive program designed to motivate participants to achieve the Company’s overall corporate goals and their individual employee objectives, and to reward them for their achievements when those objectives are met. All of the Company’s executive officers are eligible to participate in the executive incentive plan. The annual cash incentive targets are determined as a percentage of base salary for each of the executive officers.

For the year ending December 31, 2008, the initial target percentage for our current President and Chief Executive Officer, Friedhelm Blobel, Ph.D., was established as 40% of base salary. The fiscal year 2008 target bonus percentage for Hans P. Schmid, President and Managing Director of SciClone Pharmaceuticals International Ltd., was established at 30% of his fiscal year 2008 base salary. The fiscal year 2008 target bonus percentage for Ivan Hui, Director of Finance, was established at 20% of his fiscal year 2008 base salary.

Cash incentives will be earned and paid pursuant to our executive incentive plan only if we achieve fiscal year 2008 corporate objectives established by the Board. Our fiscal year 2008 corporate objectives under the executive incentive plan are as follows, aggregated and weighted as indicated: (i) sales targets and cash balances (40%), (ii) commercial, regulatory, product acquisition and research and development goals (30%), and (iii) operational goals relating to investor relations and organizational capability (30%). No separate individual objectives are established for Dr. Blobel, however, Dr. Blobel establishes individual objectives, in addition to these corporate objectives, against which performance of the other executive officers is evaluated. Executive officers may earn up to a maximum 150% of their individual cash incentive target depending upon the Compensation Committee’s assessment of performance in relation to their predetermined objectives.